EXHIBIT 10.46a

October 29, 2009

Giacomo di Nepi

Kaenelrain 8

CH4106 Therwil (BL)

Switzerland

Re: Employment with InterMune, Inc.

Dear Giacomo:

On behalf of InterMune, Inc., I am pleased to extend to you this official offer of employment with InterMune as Senior Vice President & Managing Director, Europe, reporting to Dan Welch, President and CEO, commencing on October 30, 2009. You will be a member of InterMune’s senior leadership team. InterMune reserves the right to modify your position, duties and supervisor from time to time as it deems appropriate. This position is a full-time position.

Your employment is subject to successful verification of your professional references, and to our standard pre-employment process, which includes completion of an employment application and successful completion of a standard background check.

Work Location

Initially, your base of employment will be your home office in Switzerland. You also may be required from time to time to work out of InterMune’s corporate headquarters in Brisbane, California. At such time that InterMune opens a formal office in Europe, you will be required to work from that office. Should that office be located more than 80 km (50 miles) from your current residence, InterMune will give you and your family the option to relocate; should you choose to do so, InterMune will pay all usual and customary relocation expenses for you and your family. Should you choose not to do so, InterMune will pay your reasonable commuting costs.

Compensation

If you accept this offer and begin employment, you will receive an initial base salary of €20,830.50 per month (equivalent to €249,966 or $375,000 per year at current exchange rates), paid in Euros on a a monthly basis, approximately on the 23rd to 25th day of each month. In the event of currency fluctuations, your pay will continue to be calculated in Euros. Your salary will be subject to review on the first anniversary of your employment.

You also will receive a sign-on bonus of €33,329 ($50,000), to be paid one-half at the time you begin your employment and one-half following sixty (60) days of employment, and an automobile allowance of €1,667 per month (equivalent to €20,000 or $29,726 per year).

Giacomo di Nepi

October __, 2009

Additionally, you will be eligible to participate in our discretionary incentive bonus program designed to provide a financial reward for achieving performance goals. The incentive plan will be based on two criteria: your individual performance against your goals as determined by your manager and InterMune’s performance as determined by InterMune’s senior management and Board of Directors. For 2010, your target bonus will be 35% of your base pay. Upon EMEA approval of pirfenidone and the commercial launch of pirfenidone in the European market, your bonus structure will be revisited and modified to reward you for the successful growth of that market.

Because you will be providing services from Europe and are not a U.S. resident or citizen, you will not receive a United States Internal Revenue Service form W-2 in connection with your InterMune compensation. InterMune will retain the services of a Swiss payroll agent to provide your compensation.

To the extent there are Swiss or other non-U.S. employment taxes owed by you, you agree to be solely responsible for the determination and payment of those taxes, with the sole exceptions of the employer’s contribution to (a) Swiss Social Insurance, (b) Swiss unemployment insurance, (c) Swiss accident insurance, and (d) Swiss sick day insurance (collectively, the “Swiss employment taxes”), estimates of which will be included in your monthly pay. You will be solely responsible for remitting the Swiss employment taxes to the appropriate authorities. Twice yearly (in June and December), InterMune will “true up” the estimated Swiss employment tax contributions. In the event the estimated payments have been insufficient to cover the actual liability, InterMune wil provide you with the difference to be submitted to the appropriate authorities. In the event of overpayment, the amount of the overpayment will be deducted from your subsequent paycheck. To facilitate your compliance with this section, InterMune agrees to pay up to $2,500 annually to your tax preparer upon presentation of an appropriately documented invoice.

In addition to your cash compensation, you also will be eligible to participate in InterMune’s Equity Incentive Plan. Following commencement of your employment, the grant of an option to purchase up to 100,000 shares of Common Stock under InterMune’s Equity Incentive Plan will be recommended to the Compensation Committee of the InterMune Board of Directors on your behalf. All option grants are subject to final approval by the Compensation Committee of the InterMune Board of Directors. The option shares will vest over a period of four years beginning on the fifth business day of the month following the month in which you begin your employment and the option exercise price will be the NASDAQ closing price of InterMune’s common stock on your first day of your employment. The exercise of any options will be subject in all respects to the terms of your stock option agreement and the Equity Incentive Plan.

InterMune generally makes annual equity grants to employees at the time of the Company’s annual shareholders meeting in May. You will be eligible to receive such a grant in 2010 to the same extent as other members of InterMune’s senior leadership team. In addition, upon EMEA approval of pirfenidone, you will receive an additional equity grant of no less than 25,000 options.

Giacomo di Nepi

October __, 2009

Employee Benefits

As a full-time employee, and to the extent consistent with Swiss law, you will be eligible for paid time-off benefits, such as sick leave and holidays, in accordance with our policies for similarly situated employees and with local practice. Also, to the extent consistent with Swiss law and to the extent substantially similar benefits are not provided by the Swiss Social Security and Pension systems, you will be eligible to participate in InterMune’s employee benefit plans, in accordance with the terms and eligibility requirements of those plans. Currently, InterMune maintains group health insurance, vision and dental plans, a short and long-term disability plan, a Flexible Spending Account plan, a group Life Insurance and AD&D plan, a 401(k) savings plan, a Long Term Care plan and an Employee Stock Purchase Plan. InterMune will make no contribution to the Swiss pension system on your behalf.

Specifically, group health insurance will be provided to you, your wife and your dependent daughter under our current Aetna PPO plan, although where practical, you and your wife will receive medical care as provided by the Swiss health care system, the cost of which you agree to pay. In order to maintain eligibility for the Aetna PPO plan, you agree to maintain a regular address in the United States, and to be present at that address for part of each calendar year, not to exceed ninety (90) days in each calendar year. In the event you become ineligible for the Aetna PPO plan (e.g., in the event your employment is transferred to a European subsidiary of InterMune), InterMune agrees to provide substantially similar health insurance to you and your family.

In addition, InterMune agrees to assume payment of two-thirds of your annual life insurance premium with AXA Equitable, the current total amount of which is approximately $18,200. InterMune will continue to pay two-thirds of your annual life insurance premium with AXA Equitable during each year of your InterMune employment, up to a maximum InterMune payment amount of $25,000. The amounts paid by InterMune will be attributed to you as income, and you will be solely responsible for any and all taxes resulting from these payments.

InterMune reserves the right to modify, amend or discontinue any benefit plan at any time, in its sole discretion. You may receive such other benefits as we may determine from time to time, in our sole discretion.

Benefits upon Separation

Severance Pay in the Event of Termination (Not For Cause) Absent a Change in Control of InterMune. As a member of the Company’s Executive Committee, you will be entitled to the following benefits in the event your employment is terminated other than for “Cause” or in the event of a “Change in Control” of InterMune (as those terms are defined below). Although you at all times will remain an at-will employee of InterMune, InterMune agrees that in the event you are terminated by the Company other than for “Cause” in the absence of a “Change in Control” of InterMune, you will receive the following benefits within fourteen (14) days after receipt by the Company of a general release duly signed by the you that releases the Company from all of your actual or potential claims against InterMune:

Giacomo di Nepi

October __, 2009

•

If you have completed less than one (1) full year of service, you will receive six (6) months’ base salary at your final rate of pay, six (6) months benefits continuation (i.e., Company-provided COBRA payments or equivalent), and six (6) months immediate acceleration of vesting of each of your outstanding equity grants, whether stock options or restricted shares

•

If you have completed at least one (1) year but less than two (2) years of service, you will receive nine (9) months’ base salary at your final rate of pay, nine (9) months benefits continuation (i.e., Company-provided COBRA payments or equivalent), and nine (9) months immediate acceleration of vesting of each of your outstanding equity grants, whether stock options or restricted shares

•

If you have completed two (2) years of service or more, you will receive twelve (12) months’ base salary at your final rate of pay, twelve (12) months benefits continuation (i.e., Company-provided COBRA payments or equivalent), and twelve (12) months immediate acceleration of vesting of each of your outstanding equity grants, whether stock options or restricted shares

•	If such termination not for Cause occurs in the second half of the calendar year, you also will receive a pro rata share of your target bonus for that year.

The acceleration of vesting provided for in this section of this agreement is intended to be in lieu of any acceleration rights provided in any operative Stock Option Agreement you may sign, and in addition to any acceleration rights provided in the operative Stock Plan documents. All other terms and conditions applicable to your equity grants, e.g., with regard to exercise after termination, forfeiture, etc., will continue to be governed by the operative Stock Option Agreement and Stock Plan document. Cash compensation required to be paid pursuant to this section of this Agreement will be paid either in a single lump-sum payment or ratably on a monthly basis over the severance period, in the Company’s sole discretion.

Compensation upon Change in Control of InterMune. In the event of a Change in Control of the Company that results in: (i) your termination without Cause, or (ii) your resignation for “Good Reason,” which for purposes of this Agreement shall mean either (a) a material diminution in your duties, title or compensation, or (b) a requirement that you relocate more than 80 km (50 miles) from your then-current employment location, any of which event occurs within one (1) year of the change in control (a “Triggering Event”), you will receive the following benefits within fourteen (14) days after receipt by the Company of a general release duly signed by the you that releases the Company from all of your actual or potential claims against InterMune:

Giacomo di Nepi

October __, 2009

(a) Cash Compensation: Two (2) years base salary at your final rate of pay and two (2) years benefits continuation (i.e., Company-provided COBRA payments or equivalent). If a Triggering Event occurs in the second half of the calendar year, you also will receive a pro rata share of your target bonus for that year.

(b) Options or Restricted Share Grants: Vesting of all outstanding equity grants (including InterMune stock option grants, InterMune restricted stock grants, and any grants made by the acquiring entity) will immediately accelerate. The acceleration of vesting provided for in this section of this Agreement is intended to be in lieu of any acceleration rights provided in the operative Stock Option Agreement, and in addition to any acceleration rights provided in the operative Stock Plan document. All other terms and conditions applicable to your equity grants, e.g., with regard to exercise after termination, forfeiture, etc., will continue to be governed by the operative Stock Option Agreement and Stock Plan documents.

Definitions.

For purposes of this agreement, “Cause” shall mean any of the following:

•	Willful refusal to follow lawful and reasonable corporate policy or Chief Executive Officer directives; or

•	Willful failure, gross neglect or refusal to perform duties; or

•	Willful act that intentionally or materially injures the reputation or business of the Company; or

•	Willful breach of confidentiality that has a material adverse affect on the Company; or

•	Fraud or embezzlement; or

•	Indictment for criminal activity.

For purposes of this Agreement, “Change in Control” shall mean any of the following:

•	A sale, lease or other disposition of all or substantially all of the securities or assets of the Company; or

•	A merger or consolidation in which the Company is not the surviving corporation; or

•

A reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise.

Employment with InterMune is at will. “Employment at will” means that you are free to resign from your employment upon notice as required under Swiss law, for any reason or no reason and with or without cause. Similarly, InterMune may terminate your employment upon notice as required under Swiss law at any time for any legal reason and with or without cause. By accepting this offer of employment, you agree that your employment is at will as provided in this paragraph, and acknowledge that no one, other than the Chief Executive Officer of InterMune,

Giacomo di Nepi

October __, 2009

has the authority to promise you anything to the contrary and that any such agreement must be in writing and signed by both you and the Chief Executive Officer of InterMune to be effective.

We believe that your employment with InterMune requires a full-time commitment. Employment with any other entity, or for yourself in competition with InterMune, is not permitted unless expressly authorized by InterMune in writing.

As an InterMune employee, you will be expected to abide by company rules and regulations and acknowledge in writing that you have read and agree to abide by the provisions of InterMune’s Employee Handbook.

During the course of your employment, you may create, develop or have access to confidential information belonging to InterMune, including trade secrets and proprietary information, such as clinical and other scientific data, customer information, business plans, marketing plans, unpublished financial information, software, source codes, and personnel information. You agree that as a condition of your employment with InterMune, you will sign and comply with the enclosed InterMune Proprietary Information and Inventions Agreement, which contains certain commitments regarding confidentiality. By accepting employment with InterMune, you also agree to keep all InterMune information strictly confidential, and not to use it or disclose it to any person or entity, except as is necessary in the ordinary course of performing your work. You further acknowledge that your obligation to protect our confidential information from disclosure exists both during your employment and after it ends. You also agree that at the termination of your employment, for any reason, you will return to us all copies (including electronic copies) of any documents or other materials you have that refer to or contain InterMune’s confidential information, including notebooks, manuals, letters and customer lists.

In your work for InterMune, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. You agree to act in accordance with any valid non-disclosure agreements to which you may be subject. You will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by InterMune. By accepting this offer of employment, you acknowledge that you will be able to perform your duties within these guidelines. You further agree that you will not bring onto InterMune’s premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

You also agree, if you accept this offer of employment, that for a period of two years after your employment ends, you will not solicit any InterMune employee or consultant to leave his or her employment or consulting relationship with InterMune in order to begin employment or a consulting relationship with any company or business in actual or potential competition with InterMune.

The terms described in this letter, together with your Proprietary Information and Inventions Agreement, replace all prior agreements, understandings, and promises between

Giacomo di Nepi

October __, 2009

InterMune and you, whether oral or written, concerning the terms and conditions of your employment with InterMune. Any modification of this agreement will be effective only if it is in writing and is signed by both you and the Chief Executive Officer of InterMune.

This agreement will be construed and interpreted under the laws of the State of California, except as to issues of Swiss taxation and employee benefits, which will be construed and interpreted under Swiss law. In the event of any conflict or controversy arising under this agreement, the parties agree to submit that dispute to binding arbitration under the then-current Employment Dispute Resolution Rules of the American Arbitration Association. The venue for such arbitration will be San Francisco, California.

Giacomo di Nepi

October __, 2009

Giacomo, I am pleased to extend this offer of employment to you, and hope that your association with InterMune will be successful and rewarding. Please indicate your acceptance of this offer by signing this letter below and returning the letter as soon as possible. A copy of this letter is enclosed for your records.

Sincerely, InterMune, Inc.

/s/ Howard Simon
Howard Simon
SVP, HR & Corporate Services
Associate General Counsel
Chief Compliance Officer

I understand and agree to the foregoing terms and conditions of employment with InterMune, Inc.

/s/ Giacomo di Nepi
Giacomo di Nepi
Date October 30, 2009